As filed with the U.S. Securities and Exchange Commission on October 10, 2024.

Registration No. 333-275939

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Hornbeck Offshore Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4424	72-1375844
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

103 Northpark Boulevard, Suite 300

Covington, Louisiana 70433

Telephone: (985) 727-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Todd M. Hornbeck

Chairman of the Board, President and Chief Executive Officer

103 Northpark Boulevard, Suite 300

Covington, Louisiana 70433

Telephone: (985) 727-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Matthew R. Pacey, P.C. Ieuan A. List Kirkland & Ellis LLP 609 Main Street Houston, TX 77002 (713) 836-3786	T. Mark Kelly E. Ramey Layne Vinson & Elkins LLP 845 Texas Avenue Houston, TX 77002 (713) 758-2222

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Hornbeck Offshore Services, Inc. is filing this Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-275939) solely to file certain exhibits thereto. This Amendment No. 3 does not modify any provision of the preliminary prospectus contained in Part I of the Registration Statement. Accordingly, the preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by Hornbeck Offshore Services, Inc. expected to be incurred in connection with the issuance and distribution of common stock being registered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, except for the Securities and Exchange Commission, or the SEC, registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and listing fee.

SEC registration fee	*
FINRA filing fee	*
Listing fee	*
Printing fees and expenses	*
Legal fees and expenses	*
Blue sky fees and expenses	*
Registrar and transfer agent fees	*
Accounting fees and expenses	*
Miscellaneous expenses	*

Total	$ *

*	To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended and restated certificate of incorporation provides that no director or officer shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s or officer’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL;

•	any transaction from which the director or officer derived an improper personal benefit;

•	with respect to the officer, any derivative action.

Our amended and restated charter provides that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved (including involvement, without limitation, as a witness) in any actual or threatened action, suit or proceeding by reason of the fact that such person is or was our director, advisory director, board observer or officer, or by reason of the fact that our director, advisory director, board observer or officer is or was serving, at our request, as a director, advisory director, board observer, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans. We will indemnify such persons against expenses, liabilities, and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, penalties and amounts paid in settlement) reasonably incurred or suffered in connection with such action.

We have obtained policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15. Recent Sales of Unregistered Securities.

Service-Related Issuances

The Company has issued 255,925 shares of common stock pursuant to the 2020 Management Incentive Plan. Additionally, since the Chapter 11 Cases, and prior to March 23, 2023, the Company has granted 597,804 stock options and 1,065,254 restricted stock units pursuant to the 2020 Management Incentive Plan.

Further, (i) on March 23, 2023, the Board of Directors granted certain employees and directors additional restricted stock unit awards pursuant to the 2020 Management Incentive Plan, of which 196,704 shares of common stock vested immediately and an additional 196,703 shares will vest pursuant to the terms of the respective award agreements, and (ii) on April 1, 2024 the Board of Directors granted certain directors additional restricted stock unit awards pursuant to the 2020 Management Incentive Plan, of which 5,590 shares of common stock vested immediately and an additional 5,585 shares will vest pursuant to the terms of the respective award agreements. These shares will net-settle within 60 days of the date of vesting.

The foregoing issuances were exempt from registration under Section 4(a)(2) of the Securities Act.

Additional Issuances of Securities

On December 22, 2021, the Company issued 283,732 shares of common stock and 1,567,013 Jones Act Warrants in a preemptive rights offering relating to the conversion of $15 million of outstanding indebtedness on December 22, 2021. Concurrent with the closing of the preemptive rights offering on December 22, 2021, the Company issued 100,745 shares of common stock under a Stock Purchase Plan that was established on November 29, 2021 for gross cash proceeds of $2.0 million.

The foregoing issuances were exempt from registration under Section 1145 of the Bankruptcy Code or Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description

1.1*	Form of Underwriting Agreement.

2.1*	Plan of Reorganization Under Chapter 11 of the U.S. Bankruptcy Code.

3.1*	Third Amended and Restated Certificate of Incorporation of Hornbeck Offshore Services, Inc.

3.2*	Fifth Amended and Restated Bylaws of Hornbeck Offshore Services, Inc.

3.3*	Form of Fourth Amended and Restated Certificate of Incorporation of Hornbeck Offshore Services, Inc., to be effective upon consummation of this offering.

3.4*	Form of Sixth Amended and Restated Bylaws of Hornbeck Offshore Services, Inc., to be effective upon consummation of this offering.

4.1^*	Jones Act Warrant Agreement, dated as of September 4, 2020, between Hornbeck Offshore Services, Inc. and Computershare, Inc. and Computershare Trust Company, N.A.

4.2*	Amendment No. 1 to Jones Act Warrant Agreement, dated as of December 31, 2020, by and among Hornbeck Offshore Services, Inc., Computershare Inc., Computershare Trust Company, N.A. and certain holders signatory thereto.

4.3*	Jones Act Anti-Dilution Warrant Agreement, dated as of September 4, 2020, between Hornbeck Offshore Services, Inc. and Computershare, Inc. and Computershare Trust Company, N.A.

4.4^*	Creditor Warrant Agreement, dated as of September 4, 2020, between Hornbeck Offshore Services, Inc. and Computershare, Inc. and Computershare Trust Company, N.A.

4.5*	Securityholders Agreement, dated as of September 4, 2020, by and among Hornbeck Offshore Services, Inc. and the other parties thereto.

4.6*	Amendment No. 1 to Securityholders Agreement, dated as of December 2, 2021, by and among Hornbeck Offshore Services, Inc. and the other parties thereto.

4.7*	Amendment No. 2 to Securityholders Agreement, dated as of July 7, 2023, by and among Hornbeck Offshore Services, Inc. and the other parties thereto.

4.8*	Form of Amended and Restated Securityholders Agreement.

4.9	Form of Registration Rights Agreement.

5.1*	Form of Opinion of Kirkland & Ellis LLP as to the legality of the common stock.

10.1*	Form of Indemnification Agreement (between Hornbeck Offshore Services, Inc. and its directors and officers).

10.2†*	2020 Management Incentive Plan of Hornbeck Offshore Services, Inc.

10.3†*	First Amendment to the 2020 Management Incentive Plan of Hornbeck Offshore Services, Inc.

10.4†*	Form of Hornbeck Offshore Services, Inc. 2024 Omnibus Incentive Plan.

10.5†	Form of Employment Agreement (Todd M. Hornbeck).

10.6†	Form of Employment Agreement (Non-CEO Executive Officers).

10.7†*	Amended and Restated Employment Agreement dated September 4, 2020, by and between Hornbeck Offshore Operators, LLC and Todd M. Hornbeck.

10.8†*	Amended and Restated Employment Agreement dated September 4, 2020, by and between Hornbeck Offshore Operators, LLC and James O. Harp, Jr.

10.9†*	Amended and Restated Employment Agreement dated September 4, 2020, by and between Hornbeck Offshore Operators, LLC and John S. Cook.

Exhibit No.	Description

10.10†*	Amended and Restated Employment Agreement dated September 4, 2020, by and between Hornbeck Offshore Operators, LLC and Samuel A. Giberga.

10.11†*	Amended and Restated Employment Agreement dated September 4, 2020, by and between Hornbeck Offshore Operators, LLC and Carl G. Annessa.

10.12^*	Second Lien Term Loan Credit Agreement, dated September 4, 2020, by and among Hornbeck Offshore Services, Inc., as parent borrower, Hornbeck Offshore Services, LLC, as co-borrower, Wilmington Trust, National Association, as administrative agent and collateral agent, and the lenders party thereto.

10.13*	Amendment No. 1 to Second Lien Credit Agreement and Amendment No. 1 to the Effective Date Junior Lien Intercreditor Agreement, dated December 22, 2021, by and among Hornbeck Offshore Services, Inc., as parent borrower, Hornbeck Offshore Services, LLC, as co-borrower, Wilmington Trust, National Association, as administrative agent and collateral agent, and the lenders party thereto.

10.14*	Second Amendment to Second Lien Credit Agreement, dated June 6, 2022, by and among Hornbeck Offshore Services, Inc., as parent borrower, Hornbeck Offshore Services, LLC, as co-borrower, Wilmington Trust, National Association, as administrative agent and collateral agent, and the lenders party thereto.

10.15^*	Credit Agreement, dated as of August 13, 2024, by and among Hornbeck Offshore Services, Inc., DNB Bank ASA, New York Branch, as administrative agent, Wilmington Trust, National Association, as collateral agent, and the lenders party thereto.

10.16*	Third Amended and Restated Trade Name and Trademark License Agreement, dated September 4, 2020, by and among HFR, LLC and Hornbeck Offshore Operators, LLC.

10.17*	Form of Fourth Amended and Restated Trade Name and Trademark License Agreement.

10.18*	Settlement Term Sheet, effective as of October 3, 2023, by and among Hornbeck Offshore Services, LLC, Gulf Island Shipyards, LLC, Gulf Island Fabrication, Inc., Fidelity & Deposit Company of Maryland and Zurich American Insurance Company.

10.19*	Takeover Agreement, dated as of October 3, 2023, by and among Hornbeck Offshore Services, LLC, Fidelity & Deposit Company of Maryland and Zurich American Insurance Company.

10.20	Form of Non-Qualified Stock Option Award Agreement.

10.21	Form of Restricted Stock Unit Award Agreement.

15.1*	Letter from Ernst & Young LLP regarding Unaudited Interim Financial Information.

21.1*	Subsidiaries of the Registrant.

23.1*	Consent of Ernst & Young LLP.

23.2**	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Powers of Attorney (included in the signature page of the initial filing of this Registration Statement).

24.2*	Power of Attorney of James McConeghy.

99.1*	Consent of Admiral John Richardson (USN Ret.) to be named as a Director.

107*	Filing Fee Table.

*	Previously filed.
**	To be included by amendment.
†	Compensatory plan or arrangement.

^

Certain of the exhibits or schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(i)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Tammany Parish, Louisiana, on October 10, 2024.

HORNBECK OFFSHORE SERVICES, INC.

By:	/s/ Todd M. Hornbeck
Name: Todd M. Hornbeck
Title: Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and power of attorney have been signed by the following persons in the capacities indicated on October 10, 2024.

Signature	Capacity

/s/ Todd M. Hornbeck Todd M. Hornbeck	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

* James O. Harp, Jr	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

* Kurt M. Cellar	Lead Independent Director

* Evan Behrens	Director

* Bobby Jindal	Director

* Sylvia Jo Sydow Kerrigan	Director

* James McConeghy	Director

* Jacob Mercer	Director

* L. Don Miller	Director

* Aaron Rosen	Director

*By:	/s/ Todd M. Hornbeck
Todd M. Hornbeck
Attorney-in-fact